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                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
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                                                / Expires:    October 31, 2001 /
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+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Gart Sports Company
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

        1000 Broadway
    ----------------------------------------------------------------------------
                                   (Street)

        Denver, Colorado 80203
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)       February 22, 2001
                                                           ---------------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol Oshman's Sporting Goods, Inc. (OSH)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

        Director        Officer              X  10% Owner        Other
    ---             --- (give title below)  ---              --- (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

         Form Filed by One Reporting Person
    ----
     X   Form filed by More than One Reporting Person
    ----

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------
Common Stock      -0-(1)                N/A                 N/A
--------------------------------------------------------------------------------

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

* If the form is filed by more than one reported person, see Instruction
  5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

(1) Gart Sports Company ("Gart") and GSC Acquisition Corp. ("GSC") have shared power to vote 2,914,543 shares of Common Stock of Oshman's Sporting Goods, Inc. ("Oshman's"), pursuant to the Voting Agreements, dated as of February 21, 2001, between Gart, GSC and certain stockholders of Oshman's (which agreements are in the form of Exhibits 99.1 and 99.2 to the Form 8-K filed by Gart with the Securities and Exchange Commission on March 1, 2001).

                              /s/ John Douglas Morton          March 5, 2001
                              -------------------------------  -----------------
                              John Douglas Morton                    Date
                              Chairman, President and CEO
                              **Signature of Reporting Person


    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                            JOINT FILER INFORMATION

Designated Filer:                    Gart Sports Company

Address:                             1000 Broadway
                                     Denver, Colorado 80203

Issuer and Ticker Symbol:            Oshman's Sporting Goods, Inc. (OSH)

Date of Event Requiring Statement:   February 22, 2001

Joint Filers:

Name:                                GSC Acquisition Corp.

Address:                             1000 Broadway
                                     Denver, Colorado 80203

Signature:
                                     /s/ John Douglas Morton
                                     -----------------------

                                     John Douglas Morton
                                     Chairman, President and CEO


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